EXHIBIT 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

December 21, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
RadioLoyalty, Inc.
Lux Digital Pictures, Inc.
Santa Barbara, California

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 8-K, Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, filed by Lux Digital Pictures, Inc. of our report dated December 12, 2012, relating to the financial statements of RadioLoyalty, Inc., as of and for the period ending August 31, 2012.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC